Exhibit 10.1
CREDIT AND SECURITY AGREEMENT
This Credit and Security Agreement (“Agreement”) is made and entered into as of August 31, 2010, by and between DESTRON FEARING CORPORATION, a Delaware corporation, with a principal place of business at 490 Villaume Avenue, South St. Paul, MN 55075 (“Borrower”) and TCI BUSINESS CAPITAL, INC., a Minnesota corporation, with a principal place of business at 12270 Nicollet Avenue South, Burnsville, MN 55337 (“Lender”).
ARTICLE 1.
DEFINITIONS
Section 1.1. Definitions. Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:
“Accounts” shall have the meaning given it under the UCC.
“Accounts Advance Rate” means up to ninety percent (90%) (or seventy-five percent (75%) in the case of Accounts denominated by Canadian dollars), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of four percent (4%).
“ACH Instruction Form” means the agreement executed by the Borrower in favor of the Lender, as the same may be modified from time to time irrevocably instructing the Lender to make ACH transfers as provided therein.
“Advance” is defined in Section 2.1.
“Affiliate” or “Affiliates” means the Guarantors and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.
“Applicable Agreements” means, collectively the following agreements as previously amended or as the same may be hereafter amended from time to time, (a) that certain License and Supply Agreement dated as of December 11, 1995, by and between Borrower and BioMedic Data Systems, Inc., (b) that certain License Agreement dated as of February 17, 1999, by and between Borrower and Texas Instruments, (c) that certain Mortgage Loan Agreement dated as of October 10, 2002, by and between Digital Angel Holdings, LLC and Principal Life Insurance Company, (d) that certain Product Supply and Distribution

Agreement dated as of February 13, 2007, by and between Borrower and Intervet Inc., (e) that certain Supply Agreement dated as of June 19, 2003, by and between Borrower and Raytheon Microelectronics Espana, S.A., (f) that certain Secured Revolving Note dated as of August 31, 2007, made payable by Borrower to the order of Kallina Corporation, and (g) any other agreement, commitment, arrangement or instrument to which, as of any date, Borrower is a party or by which Borrower or any of its properties is bound, including any note, indenture, loan agreement, mortgage, lease, or deed, the performance or non-performance of which could have a Material Adverse Effect.
“Assignment of Claim Forms” means completed Assignment of Claim forms, duly executed by Borrower, with respect to each Federal Government Contract, together with an acknowledgment of Notice of Assignment form, duly executed by the applicable Governmental Authority, with respect to such Federal Government Contract.
“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.
“Bank of America” means Bank of America, N.A., its successors and assigns.
“Borrowing Base” means at any time the lesser of:
(a) The Maximum Line Amount; or
(b) Subject to change from time to time in the Lender’s sole discretion, the sum of:
(i) The product of the Accounts Advance Rate times Eligible Accounts, plus
(ii) The lesser of (1) $500,000 and (2) the product of the Inventory Advance Rate times Eligible Inventory, less
(iii) The Borrowing Base Reserve.
“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks, which, as reasonably determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Lender’s good faith judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default. For purposes of this definition and determining the Borrowing Base and without limiting Lender’s other discretion as described above, Lender specifically reserves the right to establish additional reserves in respect of any Priming Interests.
“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Collateral” means all of the Borrower’s assets, including, without limitation, all of the Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit and any items in the Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Loan Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) proceeds of any and all of the foregoing; (viii) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.
“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.
“Credit Facility” means the discretionary credit facility under which Advances and Letters of Credit may be made available to the Borrower by the Lender under Article II.
“Cut-off Time” means 10:00 a.m. Central Time.
“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.
“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.
“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.
“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to four percent (4%) over the applicable Floating Rate, as such rate may change from time to time.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing three (3) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s cash collections received during such period (excluding extraordinary items).

“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.
“Eligible Accounts” mean all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:
(a) That portion of Accounts unpaid ninety (90) days or more after the invoice date;
(b) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;
(c) That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by the Borrower to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
(d) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
(e) Accounts owed by any Governmental Authority, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such Governmental Authority for which the Borrower has provided evidence satisfactory to the Lender that (i) the Lender has a first priority perfected security interest and (ii) such Accounts may be enforced by the Lender directly against such Governmental Authority under all applicable laws);
(f) Accounts denominated in any currency other than United States or Canadian dollars;
(g) Accounts owed by an account debtor located outside the United States or Canada (other than Quebec) which are not (i) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion; provided, however, that under no circumstances shall more than ten percent (10%) of the Accounts outstanding at any time be owed by account debtors located in Canada and to the extent Eligible Accounts owed by account debtors located in Canada exceed ten percent (10%) of Accounts such excess shall be ineligible;

(h) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(i) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;
(j) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;
(k) That portion of Accounts that has been restructured, extended, amended or modified;
(l) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
(m) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty-five percent (25%) of the aggregate amount of all Accounts;
(n) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (c) above; and
(o) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.
“Eligible Inventory” mean all Inventory of the Borrower, but excluding any such Inventory having any of the following characteristics:
(a) Inventory which is not subject to a duly perfected security interest in the Lender’s favor or which is subject to any Lien in favor of any Person other than the Lender;
(b) Inventory which is in transit or located on any premises that is not either (i) owned by Borrower or (ii) leased by Borrower and subject to a fully-executed landlord’s waiver received by and acceptable to Lender;
(c) Inventory which is used;
(d) Inventory which the Lender has determined, in its commercially reasonable discretion, that it is obsolete or otherwise unacceptable due to age, type, category, condition, quality or quantity;
(e) Inventory which is held by the Borrower on “consignment”;

(f) Inventory which fails to comply with any standards imposed by any governmental agency having regulatory authority over such goods or their use, manufacture or sale;
(g) Inventory which is located outside the continental United States;
(h) Inventory which violates or fails to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower’s Inventory;
(i) Inventory which fails to comply with the Borrower’s specifications or which has not been delivered to and accepted by the Borrower;
(m) Inventory with respect to which there exists a dispute between the Borrower and the manufacturer or supplier thereof, including, without limitation, warranty or other claims;
(j) Inventory which is leased or has been paid by or financed with any other Person;
(k) Inventory which consists of work-in-process Inventory; and
(l) Inventory which consists of branded packaging or promotional materials.
“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
“Equipment” shall have the meaning given it under the UCC.
“Event of Default” is defined in Section 7.1.
“Federal Government Contracts” means, collectively, each agreement, commitment or arrangement between Borrower and a Governmental Authority which gives rise to Accounts due from such Governmental Authority to Borrower, as the same may have been previously amended and may be further amended, restated, supplemented or otherwise modified from time to time.
“Financial Covenants” means the covenants set forth in Section 6.2.
“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus eight percent (8%), which interest rate shall change when and as the Prime Rate changes.
“Funding Date” is defined in Section 2.1.
“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.
“General Intangibles” shall have the meaning given it under the UCC.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof.

“Guarantor” means, individually and collectively, (a) Digital Angel Technology Corporation, a Minnesota corporation, (b) Fearing Manufacturing Co., Inc., a Minnesota corporation, (c) Digital Angel International, Inc., a Minnesota corporation, (d) Timely Technology Corp., a California corporation, (e) GT Acquisition Sub, Inc., a Minnesota corporation, (f) C-Scan, LLC, a Minnesota limited liability company, (g) Digital Angel Corporation, a Delaware corporation, and (h) every other Person now or in the future who agrees to guaranty all or any portion of the Indebtedness.
“Guaranty” means, collectively, (a) those certain Guaranties dated as of the date hereof, executed by the Guarantors in favor of the Lender and (b) each other unconditional continuing guaranty executed after the date hereof by a Guarantor in favor of the Lender, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.
“Indemnified Liabilities” is defined in Section 8.6.
“Indemnitees” is defined in Section 8.6.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof, executed by the Borrower, Digital Angel Corporation, Digital Angel Technology Corporation, Fearing Manufacturing Co., Inc., and GT Acquisition Sub., Inc. in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest Payment Date” is defined in Section 2.7(a).
“Inventory” shall have the meaning given it under the UCC.
“Inventory Advance Rate” means up to twenty-five percent (25%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.
“Investment Property” shall have the meaning given it under the UCC.

“Invoices” means any and all invoices from time to time issued by the Borrower to account debtors for goods sold or services rendered by the Borrower to such account debtor.
“Issuer” means the issuer of any Letter of Credit.
“Landlord’s Waiver” means a Landlord’s Waiver executed by Digital Angel Holdings, LLC with respect to the Premises leased to the Borrower and located at 490 Villaume Avenue, South St. Paul, MN 55075.
“L/C Amount” means the sum of (i) the Aggregate Face Amount of any outstanding Letters of Credit, plus (ii) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Credit Facility.
“L/C Application” means an application for the issuance of standby letters of credit pursuant to the terms of a Standby Letter of Credit Agreement in form acceptable to the Lender and the Issuer.
“Lender’s Account” shall mean the Lender’s account or accounts at Bank of America into which all items received in the Lockbox shall be deposited.
“Letter of Credit” is defined in Section 2.3(a).
“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.
“Loan Documents” means this Agreement, the Revolving Note, each Guaranty, the Validity Guaranty Agreement, the ACH Instruction Form, each L/C Application, each Standby Letter of Credit Agreement, each Subordination Agreement, the Landlord’s Waiver, the Mortgagee’s Waiver and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.
“Lockbox” means the lockbox established by the Lender at Bank of America with the following address: 9185 Paysphere Circle, Chicago, IL 60674.
“Material Adverse Effect” means any of the following:
(a) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower or any Guarantor;
(b) A material adverse effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents;

(c) A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or
(d) Any claim against the Borrower or any Guarantor or threat of litigation which if determined adversely to the Borrower or any Guarantor would cause the Borrower or such Guarantor to be liable to pay an amount exceeding $400,000 or would result in the occurrence of an event described in clauses (a), (b) or (c) above.
“Maturity Date” means August 31, 2012.
“Maximum Line Amount” means $4,000,000, unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.
“Mortgagee’s Waiver” means a Mortgagee’s Waiver executed by Principal Capital Management with respect to the Premises of the Borrower located at 490 Villaume Avenue, South St. Paul, MN 55075.
“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.
“Obligation of Reimbursement” means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement and any applicable L/C Application.
“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.
“OFAC” is defined in Section 6.11(c).
“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.
“Owner” means with respect to the Borrower or any Guarantor, each Person having legal or beneficial title to an ownership interest in the Borrower or such Guarantor, or a right to acquire such an interest.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Guarantor, as applicable, in conformity with GAAP; (c) Liens in favor of Lender; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Guarantor, as applicable, in conformity with GAAP; and which have no effect on the priority of Liens in favor of Lender or the value of the assets in which Lender has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement and (f) Liens specified on Schedule 6.3 hereto or any replacement of such Lien associated with any refinancing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.
“Pledge Agreements” means, collectively, (a) that certain Pledge Agreement dated as of the date hereof, executed by the Borrower in favor of the Lender, (b) that certain Pledge Agreement dated as of the date hereof, executed by Digital Angel Technology Corporation in favor of the Lender, and (c) that certain Membership Interest Pledge Agreement dated as of the date hereof, executed by the Borrower in favor of the Lender, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including without limitation, all other locations described in Exhibit D attached hereto.
“Prime Rate” means at any time the rate of interest most recently announced by Bank of America at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank of America’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank of America may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.
“Priming Interests” means any claims, interests, or rights (including Liens) of any Person, which (a) as of the date Lender learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens of Lender on any or all of the Collateral or (b) will have priority over the Liens of Lender on any or all of the Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise.
“Purchase Money Indebtedness” means (a ) any Debt incurred for the payment of all or any part of the purchase price of any fixed asset, including Debt under capitalized leases, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).
“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.
“Security Documents” means, collectively, this Agreement, the Pledge Agreements, the Intellectual Property Security Agreement and any other document delivered to the Lender from time to time to secure the Indebtedness.
“Security Interest” is defined in Section 3.1.
“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.
“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.
“Subordinated Creditor(s)” means any Person now or in the future subordinating Debt of the Borrower held by that person or security interests in the assets of the Borrower held by that Person to the payment of the Indebtedness or subordinating security interest in the assets of the Borrower held by the Person to the security interest held by the Lender in the Collateral.
“Subordinated Debt” means the “Junior Liabilities” as defined in the Subordination Agreement.
“Subordination Agreement” means, collectively, each Subordination Agreement executed after the date hereof by a Subordinated Creditor in favor of the Lender, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Tangible Net Worth” means the positive difference between (a) the tangible assets of the Borrower and the Guarantors (on a consolidated basis excluding Digital Angel Corporation), which in accordance with GAAP are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper, and (b) all Debt of the Borrower and the Guarantors (on a consolidated basis excluding Digital Angel Corporation); provided, however, that notwithstanding the foregoing in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, goodwill, organizational expenses, research and development expenses, covenants not to compete, training costs and other similar intangibles, licenses and rights in any thereof, receivables from Affiliates, directors, officers or employees, receivables or loans to unrelated third parties outside of the ordinary course of business, receivables from or investments in foreign subsidiaries, deposits, prepaid expenses, deferred charges or treasury stock or any securities or Debt of the Borrower or any Guarantor or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, and any other assets designated from time to time by the Lender, in its sole discretion.
“Termination Date” means the earliest of (a) the Maturity Date, (b) the date the Borrower terminates the Credit Facility, or (c) the date the Lender demands payment of the Indebtedness pursuant to Section 7.2.
“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.
“Validity Guaranty Agreement” means a Validity Guaranty Agreement, dated on or about the date hereof, executed by Jason Prescott in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Section 1.2. Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE 2.
AMOUNT AND TERMS OF THE CREDIT FACILITY
Section 2.1. Advances. The Lender may, in its sole discretion, subject to the terms and conditions of this Agreement, make advances (“Advances”) to the Borrower from time to time from the date that all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an aggregate amount not in excess of the Maximum Line Amount. The Lender shall not consider any request for an Advance to the extent that the amount of the requested Advance exceeds Availability. The Borrower’s obligation to pay the Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may request Advances, prepay pursuant to Section 2.10, and request additional Advances.
Section 2.2. Procedures for Requesting Advances. The Borrower shall comply with the following procedures in requesting Advances:
(a) Time for Requests. The Borrower shall request each Advance so that it is received by Lender not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.
(b) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by ACH pursuant to the directions set forth in the most current ACH Instruction Form delivered to the Lender by the Borrower. The Lender may also initiate an Advance and disburse the proceeds to any third Person in such amounts as the Lender, in its sole discretion, deems necessary to protect its interest in any Collateral or to purchase Collateral or to exercise any other rights granted to it by the Borrower under Section 6.26.
Section 2.3. Letters of Credit.
(a) The Lender may in its sole discretion, subject to the terms and conditions of this Agreement, issue or cause an Issuer to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Lender will not issue, or cause an Issuer to issue, any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:
(i) $500,000 less the L/C Amount, or
(ii) Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower and the Lender for the benefit of the Issuer and completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement.
(b) No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.
(c) Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.
(d) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain an Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain an Advance for any reason, the Lender may, in its sole discretion, make an Advance in an amount sufficient to discharge any outstanding Obligation of Reimbursement and any accrued but unpaid interest and fees payable with respect to same.
Section 2.4. Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Lender may make an Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.
Section 2.5. Interest; Default Interest Rate; Application of Payments; Participations; Usury.
(a) Interest. Except as provided in Section 2.5(b) and Section 2.5(e), the principal amount of each Advance shall bear interest at the Floating Rate.

(b) Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.
(c) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the fourth Business Day following receipt of the payment.
(d) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.5, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.5, or otherwise elects to accept less than its pro-rata share of such fees, charges and other amounts due under this Agreement.
(e) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.
Section 2.6. Fees.
(a) Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $40,000, due and payable upon the execution of this Agreement.

(b) Facility Fee. The Borrower shall pay the Lender an annual facility fee of one-half of one percent (0.50%) of the Maximum Line Amount, which facility fee shall be payable annually on each [insert month and day of closing], commencing [insert month and day of closing], 2011.
(c) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or of the Borrower’s operations or business at the rates established from time to time by the Lender (which fees are currently $110 per hour per collateral examiner), together with any related out-of-pocket costs and expenses incurred by Lender. Notwithstanding the immediately preceding sentence, so long as no Default or Event of Default has occurred and is continuing, such exams, audits or inspections shall be limited to one (1) per calendar year by the Lender at the cost and expense of the Borrower; provided, however, that (i) any such exams, audits or inspections which are made while any Default or Event of Default has occurred is continuing shall not be subject to the foregoing limitation and shall be at the sole cost and expense of the Borrower, and (ii) any such exams, audits or inspections which are made at the cost and expense of the Lender, regardless of whether a Default or Event of Default has occurred and is continuing, shall not be limited to one (1) per calendar year.
(d) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit that has been issued which shall be calculated on a per diem basis at an annual rate equal to three percent (3.0%) of the Aggregate Face Amount, from and including the date of issuance of the Letter of Credit until the date that the Letter of Credit terminates or is returned to the Lender, which fee shall be due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit terminates or is returned to the Lender; provided, however, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to seven percent (7.0%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any other fees, commissions and charges imposed by Lender with respect to such Letter of Credit.
(e) Letter of Credit Administrative Fees. The Borrower shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by Lender for such services rendered on behalf of customers of Lender generally.
(f) Termination and Line Reduction Fees. If, prior to [insert month and day of closing], 2011, (i) the Lender terminates the Credit Facility during a Default Period or (ii) the Borrower terminates or reduces the Credit Facility, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to two percent (2.00%) of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be). If, on or after [insert month and day of closing], 2011, (i) the Lender terminates the Credit Facility during a Default Period or (ii) the Borrower terminates or reduces the Credit Facility, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to one percent (1.00%) of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be).

(g) Overadvance Fees. The Borrower shall pay an Overadvance fee in the amount of $500 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.
Section 2.7. Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.
(a) Time For Interest Payments. Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.
(b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.
Section 2.8. Lockbox.
(a) The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall immediately mail such payments directly to the Lockbox. The Borrower shall also immediately mail all other cash proceeds of Collateral regardless of source or nature directly to the Lockbox. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All items received in the Lockbox shall be deposited in the Lender’s Account, and shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.
(b) All items deposited in the Lender’s Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Lender’s Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Lender’s Account, whether or not in fact endorsed by the Borrower.

(c) The Lender will apply payments deposited in the Lender’s Account from time to time (subject to final collection) against the Indebtedness in accordance with the Borrower’s instructions. If any item deposited in the Lender’s Account is returned unpaid, the application of such item by the Lender will be reversed.
Section 2.9. Discretionary Nature of this Facility; Termination by the Lender; Automatic Renewal. This Agreement contains the terms and conditions upon which the Lender presently expects to make Advances to the Borrower. Each Advance shall be in the Lender’s sole discretion, and the Lender need not show that an adverse change has occurred in the Borrower’s condition, financial or otherwise, or that any of the conditions of Article IV have not been met, in order to refuse to make any requested Advance or to demand payment of the Indebtedness. The Lender may at any time terminate the Credit Facility whereupon the Lender shall no longer consider requests for Advances under this Agreement. Unless terminated by the Lender at any time or by the Borrower pursuant to Section 2.10, the Credit Facility shall remain in effect until the Maturity Date.
Section 2.10. Voluntary Prepayment; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least forty-five (45) days advance written notice prior to the proposed Termination Date and (ii) pays the Lender applicable termination and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrower gives the Lender less than the required forty-five (45) days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing forty-five (45) days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least forty-five (45) days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing forty-five (45) days prior to the Maturity Date through the date that the Lender actually receives such written notice.
Section 2.11. Mandatory Prepayment. Without notice or demand unless the Lender shall otherwise consent in a written agreement that sets forth the terms and conditions which the Lender in its discretion may deem appropriate, including without limitation the payment of an Overadvance fee, if an Overadvance shall at any time exist with respect to the Credit Facility, then the Borrower shall immediately prepay the Advances to the extent necessary to eliminate such excess (due, for example, to the L/C Amount). Any voluntary or mandatory prepayment received by the Lender under this Agreement may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.12. Advances to Pay Indebtedness. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make an Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.
Section 2.13. Use of Proceeds. The Borrower shall use the proceeds of Advances and each Letter of Credit for ordinary working capital purposes, repayment of outstanding debt and any other corporate purpose.
Section 2.14. Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive (absent manifest error) and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt of such statement or accounting by Borrower.
ARTICLE 3.
SECURITY INTEREST; OCCUPANCY; SETOFF
Section 3.1. Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds. Upon request by the Lender, the Borrower will grant to the Lender a security interest in all commercial tort claims that the Borrower may have against any Person.
Section 3.2. Notification of Account Debtors and Other Obligors. The Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3. Assignment of Insurance. As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be affected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
Section 3.4. Occupancy. Subject to the terms, limitations and obligations in the Landlord’s Waiver and the Mortgagee’s Waiver:
(a) The Borrower hereby irrevocably grants to the Lender the right to enter and take possession of the Premises at any time during a Default Period without notice or consent.
(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all items constituting Collateral and delivery of all such items to purchasers.
(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5. Financing Statement. The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrower represents and warrants that the following information regarding the Debtor is true and correct:
Name and address of Debtor:
Destron Fearing Corporation
490 Villaume Avenue
South St. Paul, MN 55075
Federal Employer Identification No. 52-123-3960
Organizational Identification No. 0927268
Name and address of Secured Party:
TCI Business Capital, Inc.
12270 Nicollet Avenue South
Burnsville, MN 55337
Section 3.6. Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Indebtedness, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.
Section 3.7. Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

ARTICLE 4.
CONDITIONS OF WILLINGNESS TO CONSIDER LENDING
Section 4.1. Conditions Precedent to Lender’s Willingness to Consider Making the Initial Advances and Letter of Credit. The Lender’s willingness to consider making the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following (unless otherwise waived in writing by Lender), each properly executed by the appropriate party and in form and substance satisfactory to the Lender:
(a) This Agreement.
(b) The Revolving Note.
(c) The Security Documents.
(d) The Guaranties.
(e) The Subordination Agreements.
(f) The ACH Instruction Form.
(g) The other Loan Documents.
(h) A Borrowing Base Certificate, duly completed as of the Business Day immediately prior to the date hereof, together with (i) a copy of or access to all paid and unpaid Invoices dated on or prior to the date hereof evidencing Eligible Accounts and (ii) a listing and aging of the Borrower’s Accounts as of the date hereof.
(i) A Compliance Certificate, in substantially the form attached hereto as Exhibit C, duly completed by the Borrower for the period ending July 31, 2010.
(j) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower or the Guarantors, except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
(k) A certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor certifying that attached to such certificate are (i) the resolutions of the Directors and, if required, Owners of the Borrower and each Guarantor, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Constituent Documents of the Borrower and each Guarantor, and (iii) examples of the signatures of the Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on behalf of the Borrower and each Guarantor.

(l) A current certificate issued by the Secretary of State of Delaware, certifying that the Borrower is in good standing within the State of Delaware; and a current certificate issued by the Secretary of State of Minnesota, certifying that the Borrower is qualified to do business in the State of Minnesota.
(m) A current certificate issued by the Secretary of State of each Guarantor’s state of organization/incorporation, certifying that such Guarantor is in good standing within such state.
(n) Evidence that the Borrower and each Guarantor is duly licensed or qualified to transact business in all jurisdictions where the failure to obtain such license or qualification could reasonably be expected to materially and adversely affect such party’s business or financial conditions.
(o) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.
(p) Financial statements for the Borrower and the Guarantors consistent with Sections 6.1(a) and 6.1(b).
(q) An opinion of counsel of the Borrower and Guarantors, addressed to the Lender.
(r) Payment of all fees due under the terms of this Agreement through the date of the initial Advance or the issuance of any Letter of Credit hereunder, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.
(s) Evidence that after making the initial Advance, and after satisfying all trade payables older than sixty (60) days from invoice date (provided, however, that an amount equal to the aggregate trade payables that were older than sixty (60) days from invoice date on June 30, 2010 may remain unsatisfied), book overdrafts and closing costs, the sum of (i) the Borrower’s cash on hand as of the date of such Advance plus (ii) Availability, shall be not less than $300,000.
(t) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.
(u) Such other documents as the Lender in its sole discretion may require.
Section 4.2. Conditions Precedent to All Advances and Letters of Credit. The Lender will not consider any request for an Advance or for the issuance of a Letter of Credit unless:
(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
(b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

Section 4.3. Condition Subsequent. The Lender’s willingness to continue making Advances or causing any Letters of Credit to be issued shall be subject to the condition that the Lender shall have received the Assignment of Claims Forms as soon as reasonably practicable, but in any event on or before the date that is forty-five (45) days after the date of this Agreement.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as follows:
Section 5.1. Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the failure to obtain such license or qualification could reasonably be expected to materially and adversely affect such party’s business or financial conditions. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. To the Borrower’s knowledge, during the past five years, the Borrower has done business solely under the names set forth in Schedule 5.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.5.
Section 5.2. Capitalization. Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and each Guarantor and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis.
Section 5.3. Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the Borrower’s Owners; (b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (c) violate in any material respect any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or violate any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (d) result in a material breach of or constitute a material default under any indenture or loan or credit agreement of Borrower, any Applicable Agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (e) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the Collateral now owned or hereafter acquired by the Borrower.

Section 5.4. Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject to applicable bankruptcy, insolvency, and other similar laws of general application limiting the enforcement of creditors’ rights generally and the fact that equitable remedies, including specific performance are discretionary and may not be ordered in respect to certain defaults.
Section 5.5. Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.
Section 5.6. Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its reviewed financial statements for its fiscal year ended December 31, 2009, and its internally prepared financial statements for the fiscal-year-to-date period ended May 31, 2010, and those statements fairly present the financial condition of the Borrower on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP (but without footnotes and, in the case of the interim statements, subject to year-end adjustments). Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which would have a Material Adverse Effect.
Section 5.7. Litigation. Except as disclosed on Schedule 5.7 hereto, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened in writing against or affecting the Borrower or any Guarantor, or the properties of the Borrower or any Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any Guarantor, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrower or any Guarantor.
Section 5.8. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 5.9. Taxes. Except as set forth on Schedule 5.9, the Borrower and the Guarantors have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and each Guarantor has filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or such Guarantor, as the case may be, are required to be filed, and the Borrower and each Guarantor has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10. Titles and Liens. The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.
Section 5.11. Plans. Except as described on Schedule 5.11, neither the Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Except as described on Schedule 5.11, neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).
Section 5.12. Default. The Borrower and the Guarantors are in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.
Section 5.13. Environmental Matters.
(a) Except as disclosed on Schedule 5.13, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower, any Guarantor or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.
(b) Except as disclosed on Schedule 5.13, neither the Borrower nor any Guarantor has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
(c) Except as disclosed on Schedule 5.13, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower or any Guarantor, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.13, the business of the Borrower and each Guarantor is and has in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower nor any Guarantor been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
(e) Except as disclosed on Schedule 5.13, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
(f) The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the business of the Borrower or any Guarantor which are in the Borrower’s possession or of which the Borrower has knowledge.
Section 5.14. Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower and the Guarantors in connection with the Borrower’s request for the credit facilities contemplated hereby (a) is true and correct in all material respects, (b) does not omit any material fact necessary to make such information not misleading and, (c) as to projections, valuations or pro-forma financial statements, present a good faith opinion as to such projections, valuations and pro-forma condition and results.
Section 5.15. Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
Section 5.16. Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.
Section 5.17. Financial Solvency. Both before and after giving effect to the initial Advance hereunder and all of the transactions contemplated in the Loan Documents, neither the Borrower nor any Guarantor:
(a) Was or will be “insolvent”, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Guarantor are unreasonably small;
(c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;
(d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and
(e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.
ARTICLE 6.
COVENANTS
So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:
Section 6.1. Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the Borrower’s reviewed financial statements with the unqualified review report of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include the Guarantors (but no other Affiliates of the Borrower), all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month, the internally-prepared balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include the Guarantors (but no other Affiliates of the Borrower), in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrower’s financial position and the results of its operations; and accompanied by (i) a Compliance Certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit C hereto stating (A) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and without footnotes, and fairly represent the Borrower’s financial position and the results of its operations, (B) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (C) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants, and (ii) a Monthly Certification in substantially the form of Exhibit C-1 hereto, duly executed by Robert Calgren or any person or people who hereafter perform(s) the duties presently performed by Robert Calgren.
(c) Collateral Reports. Within twenty (20) days after the end of each month or more frequently if the Lender so requires, a listing of the Borrower’s accounts receivable and its accounts payable, including agings of both the Borrower’s accounts receivable and accounts payable, and a Borrowing Base Certificate substantially in the form of Exhibit B hereto, showing the relevant information for the Borrower as of the end of business on the last Business Day of the then most recent month of the Borrower’s fiscal year.
(d) Daily Reports. By the end of business on each Business Day, a copy of all Invoices issued by the Borrower on the preceding Business Day together with a sales report for the preceding Business Day, and a collection report for the preceding Business Day and all remittance advice and credit memoranda for the preceding Business Day.
(e) Projections. At least thirty (30) days prior to the beginning of each fiscal quarter commencing with the fiscal quarter beginning October 1, 2010, the Borrower’s projected balance sheets, statements of cash flow and projected Availability for each month of the succeeding fiscal quarter, each in reasonable detail. Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.
(f) Applicable Agreements. Promptly upon execution thereof, a true and correct copy of (i) any and all amendments, restatements, replacements, extensions, supplements or other modifications of any Applicable Agreement and (ii) any and all Applicable Agreements entered into after the date hereof.

(g) Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.13(c), or (ii) which seek a monetary recovery against the Borrower in excess of $400,000.
(h) Defaults. No later than three (3) Business Days after any Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the same.
(i) Plans. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.
(j) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers where the amount in dispute or the amount of the claim exceeds $50,000; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.
(k) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.
(l) Collateral. Promptly upon knowledge thereof, notice of any material loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.
(m) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.
(n) Reports to Owners. If requested by Lender, copies of all financial statements, reports and proxy statements which the Borrower or any Guarantor shall have sent to its Owners.

(o) Tax Returns of Borrower and Guarantors. As soon as possible, and in any event no later than ten (10) days after they are filed, copies of the state and federal income tax returns and all schedules thereto of the Borrower and the Guarantors, and copies of any extension requests.
(p) Violations of Law. Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrower.
(q) Other Reports. From time to time, with reasonable promptness, any and all other material, reports, records or information as the Lender may reasonably request.
Section 6.2. Financial Covenants.
(a) Minimum Tangible Net Worth. The Borrower and the Guarantors (on a consolidated basis excluding Digital Angel Corporation) will maintain its Tangible Net Worth at all times in the amount of not less than $250,000, determined as of the end of each calendar quarter.
Section 6.3. Permitted Liens; Financing Statements.
(a) The Borrower will not create, incur or suffer to exist any Lien other than Permitted Liens upon or of any of its assets, now owned or hereafter acquired, to secure any Debt.
(b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.
Section 6.4. Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
(a) Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;
(b) Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;
(c) Any indebtedness relating to Permitted Liens; and
(d) Trade payables not less current than existed on June 30, 2010.
(e) Unsecured indebtedness relating to the financing of insurance premiums, to the extent (but only to the extent) such indebtedness is incurred in the ordinary course of the Borrower’s business as presently conducted and is substantially consistent (in amount, duration and other financial terms) with past practices.

Section 6.5. Guaranties. Except as set forth in Schedule 6.5, the Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
(a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
(b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.
Section 6.6. Investments and Subsidiaries. The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:
(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);
(b) Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $20,000;
(c) Prepaid rent not exceeding two (2) months or security deposits;
(d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and
(e) Additional investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto up to an aggregate amount of $500,000 at any one time outstanding.
Section 6.7. Dividends and Distributions. The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly.
Section 6.8. Salaries. Except as set forth on Schedule 6.8, the Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate.

Section 6.9. Books and Records; Collateral Examination, Inspection and Appraisals.
(a) The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.
(b) The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.
(c) The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.
Section 6.10. Account Verification.
(a) The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
(b) The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.
Section 6.11. Compliance with Laws.
(a) The Borrower shall (i) comply, and cause each Guarantor to comply in all material respects, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply, and cause each Guarantor to comply in all material respects, with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c) The Borrower shall (i) ensure, and cause each Subsidiary to ensure, that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.
Section 6.12. Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
Section 6.13. Maintenance of Properties.
(a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its rights in all patents, trademarks, copyrights or other intellectual property.
(b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person infringing its rights in patents, trademarks, copyrights or other intellectual property, and to defend itself against any Person accusing it of infringing any Person’s rights in its patents, trademarks, copyrights or other intellectual property.
Section 6.14. Insurance. The Borrower will obtain and at all times maintain insurance covering the Collateral with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.

Section 6.15. Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
Section 6.16. Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.
Section 6.17. Sale or Transfer of Assets; Suspension of Business Operations. Except as set forth in Schedule 6.17, the Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.
Section 6.18. Consolidation and Merger; Asset Acquisitions. Except as set forth in Schedule 6.18, the Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
Section 6.19. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
Section 6.20. Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
Section 6.21. Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.
Section 6.22. Discounts, etc. The Borrower may grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold so long as such discount, credit, allowance or return is made or accepted in the ordinary course of the Borrower’s business and is substantially consistent with Borrower’s past practices. Without Lender’s consent, the Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 6.23. Plans. Except as set forth on Schedule 5.11, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.
Section 6.24. Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.
Section 6.25. Constituent Documents. The Borrower will not amend its Constituent Documents.
Section 6.26. Payments on and Changes to Subordinated Debt.
(a) Payments on Subordinated Debt. The Borrower will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Subordinated Debt except, in each instance, regularly scheduled interest and principal payments to the extent, and in the manner, expressly permitted by the Subordination Agreement or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Subordinated Debt.
(b) Changes to Subordinated Debt Terms or Documents. The Borrower will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to (i) any of the pricing or payment terms (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, or default provisions of or applicable to, the Subordinated Debt or any of the instruments, agreements or other documents evidencing or relating to the Subordinated Debt, or (ii) any other material term of or applicable to any of such instruments, agreements or other documents. For purposes of this Section 6.26, “material” means any modification, waiver, or amendment of the Subordinated Debt or any of such instruments, agreements or other documents, which, in the judgment of the Lender exercised in a commercially reasonable manner, could (1) adversely affect any of the Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or the Lender’s security interest in or other Lien on the Collateral (including the priority of the Lender’s interests) or (2) create or result in an Event of Default.

Section 6.27. Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements required to be obtained, executed, delivered or endorsed by the Borrower hereunder.
ARTICLE 7.
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
Section 7.1. Events of Default. Notwithstanding that the Lender may demand immediate payment of any Indebtedness at any time, whether or not a Default Period then exists, and without waiving or limiting in any respect the Lender’s right to so demand payment of the Indebtedness at any time, this Agreement sets forth a non-exclusive list of certain critical events after the occurrence of which the Lender expects that it would demand immediate payment of the Indebtedness and exercise its remedies. “Event of Default”, wherever used herein, means any one of the following events:
(a) Default in the payment of the Revolving Note, any Obligation of Reimbursement, or any default with respect to any other Indebtedness due from Borrower to Lender as such Indebtedness becomes due and payable;
(b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;
(c) Default in the performance, or breach, of any material covenant or agreement of the Borrower contained in any of the Applicable Agreements, or the early termination or cancellation of any of the Applicable Agreements;
(d) An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing which Overadvance has not been fully repaid by Borrower in cash within twenty-four (24) hours;
(e) Any ownership interest in the Borrower shall be sold, transferred, or become subject to a Lien;

(f) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; (which appointment shall not be discharged within sixty (60) days after the date of appointment) or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor (which proceeding, in the case of a proceeding instituted against the Borrower or any such Guarantor shall not be discharged within sixty (60) days after the date of the commencement of such proceeding); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;
(g) A petition shall be filed by or against the Borrower or any Guarantor under the United States Bankruptcy Code or the laws of any other jurisdiction naming the Borrower or such Guarantor as debtor which petition, in the case of a petition filed against the Borrower or any Guarantor, shall not be discharged within sixty (60) days of the date of such petition;
(h) Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect as of the date such representation or warranty is made;
(i) The rendering against the Borrower of an arbitration award, a final judgment, decree or order for the payment of money in excess of $400,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;
(j) A default or an event of default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;
(k) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;

(l) An event of default shall occur under any Security Document and shall not be cured prior to the expiration of any applicable period of grace;
(m) Default in the payment of any amount owed by the Borrower to the Lender other than any Indebtedness arising hereunder and shall not be cured prior to the expiration of any applicable period of grace;
(n) Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty, any Guarantor that is a natural person shall die or any other Guarantor shall cease to exist;
(o) Any party to any Subordination Agreement engages in any act prohibited by the Subordination Agreement to which they are a party;
(p) The Lender believes in good faith that the prospect of payment in full of any part of the Indebtedness, or that full performance by the Borrower under the Loan Documents is impaired, or that there has occurred any change in the business or financial condition of the Borrower which would have a Material Adverse Effect;
(q) There has occurred any breach, default or event of default by or attributable to, the Borrower or any Guarantor under any agreement between the Borrower or such Guarantor (as applicable) and the Lender;
(r) The indictment of any Director, Officer, Guarantor, or any Owner of any issued and outstanding common stock of the Borrower for a felony offense under state or federal law; or
(s) Jason Prescott or any Approved Successor (defined below) shall cease, for any reason, to serve as chief financial officer of the Borrower. For purposes of the foregoing, an “Approved Successor” is the chief financial officer of the Borrower elected by the board of directors of the Borrower not more than thirty (30) days after Jason Prescott or an earlier Approved Successor ceases to serve as chief financial officer of the Borrower and who is reasonably acceptable to the Lender.
Section 7.2. Rights and Remedies. As provided in Section 2.9, the Lender may, at any time, refuse to make any requested Advance, demand payment of the Advances or terminate the Credit Facility, whether or not a Default Period then exists. In addition, during any Default Period, the Lender may exercise any or all of the following rights and remedies:
(a) The Lender may, by notice to the Borrower, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(b) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Indebtedness;
(c) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
(d) The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.4 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
(e) The Lender may exercise and enforce its rights and remedies under the Loan Documents;
(f) The Lender may without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and
(g) The Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.
Section 7.3. Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE 8.
MISCELLANEOUS
Section 8.1. No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
Section 8.2. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 8.3. Notices; Communication of Confidential Information; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (w) the date received if personally delivered, (x) when deposited in the mail if delivered by mail, (y) the date delivered to the courier if delivered by overnight courier, or (z) the date of transmission if sent by telecopy or by e-mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrower. All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4. Further Documents. The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
Section 8.5. Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
Section 8.6. Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):
(a) Any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;
(b) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.13 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.11(b); and
(c) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.
Section 8.7. Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.
Section 8.8. Execution in Counterparts; Facsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile or other digital means shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or other digital means also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.
Section 8.9. Retention of Borrower’s Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than thirty (30) days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within thirty (30) days of the Lender taking control of same.
Section 8.10. Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs that the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and the Guarantors with the Lender’s participants, accountants, lawyers and other advisors, the Lender and each direct and indirect subsidiary of the Lender may share with each other any information that they may have in their possession regarding the Borrower and the Guarantors, and the Borrower waives any right of confidentiality it may have with respect to all such sharing of information.

Section 8.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 8.12. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.13. Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in Hennepin County, Minnesota; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

TCI BUSINESS CAPITAL, INC.		DESTRON FEARING CORPORATION

By:		By:

Catherine Sedacca		Jason Prescott
Its:	Chief Risk Officer	Its:	Chief Financial Officer

Address:		Address:
12270 Nicollet Avenue South		490 Villaume Avenue
Burnsville, MN 55337		South St. Paul, MN 55075
Facsimile: (952) 656-3521		Facsimile: (651) ___-____
Attention: Catherine Sedacca		Attention: Jason Prescott
E-mail: csedacca@tcibizcap.com		E-mail: jprescott@destronfearing.com

With a copy to:		With a copy to:
Briggs and Morgan, P.A.		Winthrop & Weinstine, P.A.
80 South 8th Street, Suite 2200		Capella Tower, Suite 3500
Minneapolis, MN 55402		225 South Sixth Street
Facsimile: (612) 977-8650		Minneapolis, MN 55402
Attention: Todd Lee, Esq.		Facsimile: (612) 604-6929
Email: tlee@briggs.com		Attention: Jeff Leclerc, Esq.
Email: jleclerc@winthrop.com
Signature Page

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolving Note
Exhibit B	Borrowing Base Certificate
Exhibit C	Compliance Certificate
Exhibit C-1	Monthly Certification
Exhibit D	Premises

Exhibit A to Credit and Security Agreement
REVOLVING NOTE
_____________, 2010
For value received, the undersigned, DESTRON FEARING CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay ON DEMAND, and if demand is not made, then as provided in the Credit Agreement (defined below), to the order of TCI BUSINESS CAPITAL, INC., a Minnesota corporation (the “Lender”) on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 12270 Nicollet Avenue South, Burnsville, Minnesota, 55337, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million and 00/100 Dollars ($4,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.
This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, assignments or other instruments or agreements.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

DESTRON FEARING CORPORATION,
a Delaware corporation

By:

Jason Prescott
	Its:	Chief Financial Officer

A-1

Exhibit B to Credit and Security Agreement
BORROWING BASE CERTIFICATE

TCI BUSINESS CAPITAL, INC.
BORROWING BASE CERTIFICATE	Report #

Name of
Borrower:	DESTRON FEARING CORPORATION

ACCOUNTS RECEIVABLE COLLATERAL
1. Total Accounts from Line 4 of Last Report #

2. Sales
a. New Billings	$—

b. Credit Memos	$—

c. Other (explain)	$—

Total Additions				$—

3. Collections
a. A/R Collections	$—		Report #’s

b. Discounts	$—

Total Deductions				$—

4. Total Accounts Receivable (Line 1+2-3)

5. Ineligibles Last Report #

a. Ineligible Sales		$—

b. Ineligible Collections		$—

Change in Ineligibles (5a-5b)		$—

Total Ineligibles

6. Net Eligible Receivables (Line 4-5)

7. Receivable Collateral Value: (line 6 @)		90%

9. Net Receivable Collateral Value (Line 7-8)

ACCOUNTS RECEIVABLE LOAN

10. Receivable loan from line 15 of Last Report #				$—

11. a. A/R Loan Adjustments: (explain)				$—

B-1

b. Loan Adjustments — Other			$—

12. Deductions
a. A/R Collections	$—	Report #’s

b. Non-A/R Collections	$—

c. Other (explain)	$—

Total Deductions			$—

13. A/R Loan Balance before today’s advance (Line 10+11a+11b-12)			$—

14. Today’s A/R Advance Request

15. New A/R loan balance (Line 13+14)			$—

16. Availability from A/R (Line 9-15, unless that would exceed line limit)			$—

Collateral
Summary	(after today’s advance)			Value	Loan Balance	Availability
Accounts Receivable	Max of	$			$—	$—

Total Inventory	Max of		$—	$—	$—	$—

Other	Max of		$—	$—	$—	$—

TOTAL	MAX OF	$		$—	$—	$—

TO TCI Business Capital, Inc.: In compliance with the Credit and Security Agreement by and between us dated as of  _____, 2010 (as amended from time to time, the “Agreement”) we hereby certify that the above is true and correct, and that each schedule of or other information concerning our inventory, accounts, instruments, chattel paper, and other rights to payment of money that are attached hereto are true and correct, in each case as of the date specified in the Borrowing Base Certificate.
We hereby acknowledge and agree that you have a security interest in all of our inventory, accounts, instruments, chattel paper, other rights to payment of money and proceeds thereof, together with any other assets covered by Agreement and the other Loan Documents (as defined in the Agreement) with you. Except as otherwise specifically stated with respect to a particular item, we warrant that all listed receivable items are genuine, that the amount set opposite each debtor’s name is the true, correct, collectible, non-contingent and undisputed amount owing by such debtor, and that none of said items is subject to any defense at law or inequity, to any offset, or to contra account. We hereby further certify that we have no knowledge of the existence of any breach or default of any representations, warranties or agreements with you, as set forth in this Agreement, the other Loan Documents and any other agreements between you and us, except as described in a separate attachment to this Certificate.
IN WITNESS WHEREOF, this instrument has been executed this  _____  day of  _____, 20_____.

BORROWER:

By:

Its:
(Signed by an Officer or Authorized Agent)

B-2

Exhibit C to Credit and Security Agreement
COMPLIANCE CERTIFICATE

To:	TCI Business Capital, Inc.

Date:	[ , 20_______]

Subject:	Financial Statements
In accordance with our Credit and Security Agreement dated as of  _____, 2010 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Destron Fearing Corporation, a Delaware corporation (the “Borrower”) dated  _____, 20_____  (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.
Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the Reporting Date.
Name of Borrower; Merger and Consolidation Related Issues. I certify that:

(Check one)

☐	The Borrower has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐	The Borrower has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Lender in writing, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

Events of Default. I certify that:

(Check one)

☐	I have no knowledge of the occurrence of a Default or an Event of Default under the Credit Agreement, except as previously reported to the Lender in writing.

☐	I have knowledge of a Default or an Event of Default under the Credit Agreement not previously reported to the Lender in writing, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that the Lender may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

C-1

Litigation Matters. I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of the Borrower or any Guarantor.

☐	I have knowledge of material adverse changes to the litigation exposure of the Borrower or any Guarantor not previously disclosed in Schedule 5.7, as more fully described in the statement of facts attached to this Certificate.
Financial Covenants. I further certify that:
(Check and complete each of the following)
1. Minimum Tangible Net Worth. Pursuant to Section 6.2 of the Credit Agreement, as of the Reporting Date, the Borrower’s Tangible Net Worth was $_____, which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $_____  on the Reporting Date.
2. Salaries. The Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) as of the Reporting Date over the amount paid in the Borrower’s previous fiscal year, either individually or for all such persons in the aggregate, and as a consequence Borrower ☐ is ☐ is not in compliance with Section 6.8 of the Credit Agreement.
Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:

	Its:	Chief Financial Officer

C-2

Exhibit C-1 to Credit and Security Agreement
MONTHLY CERTIFICATION
I, Robert Calgren, in my position as Controller of Destron Fearing Corporation, hereby certify as follows:
Since the date of my last certification, I am not aware of any fraudulent, falsified, or invalid accounts that were submitted to TCI Business Capital, Inc. against which advances of funds were made pursuant to the Credit and Security Agreement between TCI Business Capital, Inc. and Destron Fearing Corporation.
In the event that I come into possession of information that TCI Business Capital, Inc. has advanced against accounts under the terms of the Credit Agreement that are fraudulent, false, or invalid, I will immediately notify Mr. Jason Prescott (Chief Financial Officer of Destron Fearing Corporation).
This certification is provided by the undersigned to Destron Fearing Corporation and TCI Business Capital, Inc. as of this  _____  day of _________, 20_____.

Robert Calgren

C-1-1

Exhibit D to Credit and Security Agreement
PREMISES
The Premises referred to in the Credit and Security Agreement are described as follows:
490 Villaume Avenue, South St. Paul, MN 55075
494 Villaume Avenue, South St. Paul, MN 55075

D-1